Exhibit 10.1

Execution Version

STOCKHOLDERS AGREEMENT

DATED AS OF June 15, 2022

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), dated as of June 15, 2022, is entered into by and between Limelight Networks, Inc., a Delaware corporation (the “Company”) and College Top Holdings, Inc., a Delaware corporation (“Seller Holdco”).

BACKGROUND:

WHEREAS, the Company and College Parent, L.P., a Delaware limited partnership (“Seller”) entered into that certain Stock Purchase Agreement, dated as of March 6, 2022 (the “Stock Purchase Agreement”), pursuant to which, among other things, (a) the Company has acquired all of the issued and outstanding shares of common stock of Edgecast, Inc., a Delaware subsidiary and an indirect, wholly-owned Subsidiary of Seller, and in exchange has issued a specified number of shares of Company Common Stock (as defined below) to Seller Holdco (as Seller’s designee) and (b) the Company issued a specified number of shares of Common Stock to Seller Holdco (as Seller’s designee) in the Primary Issuance, in each case, as set forth in the Stock Purchase Agreement, subject to the terms and conditions set forth therein; and

WHEREAS, in connection with the Closing, the Company and Seller Holdco are entering into this Agreement to set forth certain understandings among such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1    Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement.

“Affiliate” mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided, that, (a) the Company and its Subsidiaries shall not be deemed to be Affiliates of any Seller Holdco Party or any of its Affiliates, and (b) except in the case of Sections 4.4(a) through 4.4(c), in no event shall (i) a Seller Holdco Party be considered an Affiliate of any other portfolio company or investment fund affiliated with or managed by affiliates of Apollo Global Management, Inc. and (ii) any other portfolio company or investment fund affiliated with or managed by affiliates of Apollo Global Management, Inc., be considered to be an Affiliate of a Seller Holdco Party.

“Apollo Entities” means Apollo and each of its respective Controlled Affiliates.

“Audit Committee” means the audit committee of the Board, or another committee of the Board performing the function of overseeing audit, financial reporting, and similar matters that an audit committee of a public company that is listed on the Exchange customarily oversees.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Committee” means any or all of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and any other committee of the Board.

“Company” has the meaning set forth in the Preamble.

“Company Common Stock” means the shares of common stock, $0.001 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted and any other common stock of the Company.

“Compensation Committee” means the compensation committee of the Board, or another committee performing the functions of overseeing executive compensation and related matters that a compensation committee of a public company that is listed on the Exchange customarily oversees.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “Controlled by,” “Controls,” “Controlling” and “under common Control with” shall have correlative meanings).

“Designee Qualifications” has the meaning set forth in Section 2.2.

“Director” means any director of the Company.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Identified Person(s)” has the meaning set forth in Section 4.4(b).

“Nominating and Governance Committee” means the nominating and governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“Permitted Loan” has the meaning set forth in Section 4.1(b)(iii).

“Permitted Transfer” has the meaning set forth in Section 4.1(a).

“Permitted Transferee” means the transferee of any Seller Holdco Issued Shares in a Permitted Transfer.

“Relevant Restricted Period” means (a) with respect to the Seller Holdco Issued Closing Shares, the period commencing on the date of this Agreement and ending on the date that is twenty four (24) months from the Closing Date, and (b) with respect to any Seller Holdco Issued Earnout Shares, the period commencing on the date such shares are issued to a Seller Holdco Party and ending on the later of (i) the date that is twenty four (24) months from the Closing Date and (ii) the date that is six (6) months after the date such shares are issued to a Seller Holdco Party.

“Restricted Persons” means (i) any transferee listed on Exhibit B, which list may be updated in writing from time to time by the Board with respect to additional bona fide competitors of the Company (each, a “Competitor”), or (ii) any of the Persons listed on the then most recently published “SharkWatch 50” list (or, if publication of such list has been discontinued, such other list of significant activist investors selected by the Board to replace such list unless and until such time as the publication of such replacement list is discontinued).

“Routine Matters” means the election of directors, the approval (on a non-binding basis) of the compensation of the Company’s named executive officers and all other business involving compensation matters (including new or amended equity plans), and the ratification of the appointment of the Company’s independent auditors.

“Seller Holdco Issued Closing Shares” means shares of Company Common Stock issued to Seller Holdco at the Closing, including, for the avoidance of doubt, the Primary Issuance Purchaser Shares.

“Seller Holdco Issued Earnout Shares” means shares of Company Common Stock issued to Seller Holdco upon the occurrence of a Triggering Event.

“Seller Holdco Issued Shares” means, collectively, the Seller Holdco Issued Closing Shares and the Seller Holdco Issued Earnout Shares

“Seller Holdco Party” or “Seller Holdco Parties” means Seller Holdco and each Permitted Transferee that becomes a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit A.

“Standstill Period” means the period commencing on the date of this Agreement and ending on the date that is ninety (90) days after the earlier of (i) the date on which (i) the Seller Holdco Parties cease to Beneficially Own at least thirty five percent (35%) of Seller Holdco Issued Closing Shares, and (ii) Seller Holdco no longer has any rights under Section 2.1(b)(i) to designate or nominate any Seller Holdco Board Designee to serve on the Board or has otherwise irrevocably waived such designation rights.

“Total Number of Directors” means the total number of authorized Directors comprising the entire Board (which, for the avoidance of doubt, shall include any vacancies).

“Transfer” (including the terms “Transferred” and “Transferring”) means any direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition, pledge or grant of a security interest, in each case, whether voluntary, by operation of law or otherwise, and “Transferor” and “Transferee” shall have correlative meanings; provided, that in no event shall (a) any transfer of Equity Interests in any direct or indirect stockholder of the Company constitute a “Transfer” if there is no Transfer of the Control of such Person or (b) any Transfer of Equity Interests of any publicly listed direct or indirect parent entity of Seller Holdco shall constitute a “Transfer”.

1.2    Construction. For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and assigns permitted by this Agreement; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1    Composition of the Board.

(a)    Initial Board. Effective as the date hereof, in accordance with the Organizational Documents of the Company, the Company shall expand the size of the Board to nine members, cause two directors to tender their resignations as members of the Board effective as of the date hereof and appoint one (1) Seller Holdco Board Designee (as defined below) to serve as a Class I Director, one (1) Seller Holdco Board Designee to serve as a Class II Director, and one (1) Seller Holdco Board Designee to serve as a Class III Director. The initial Seller Holdco Board Designees will be Reed Rayman, E-Fei Wang and one (1) Director that is independent under the rules and regulations of NASDAQ and the SEC.

(b)    Board and Committee Designation Rights.

(i)    For so long as the Seller Holdco Parties Beneficially Own ten percent (10%) or more of the then outstanding shares of Company Common Stock, subject to Section 2.2 below, Seller Holdco shall have the right, but not the obligation, to propose for nomination to the Board by the Company’s stockholders a number of individuals (any such designee, a “Seller Holdco Board Designee”) in accordance with Section 2.1(b)(iii); provided, that in no event shall Seller Holdco have the right to propose for nomination more than three (3) Seller Holdco Board Designees. No delay by Seller Holdco in proposing any Seller Holdco Board Designee shall impair its right to subsequently propose any Seller Holdco Board Designee. In the event that Seller Holdco has nominated less than the total number of nominees that Seller Holdco is entitled to propose pursuant to this Section 2.1(b)(iii), Seller Holdco shall have the right, at any time, to propose such additional Seller Holdco Board nominees to which it is entitled, in which case, the Board shall, at such time, expand the size of the Board if necessary and appoint such additional Seller Holdco Board Nominees subject to Section 2.2 below.

(ii)    Until Seller Holdco no longer has any rights under Section 2.1(b)(i) and Section 2.1(b)(iii) to designate any Seller Holdco Board Designee to serve on the Board and subject to Section 2.2 below, Seller Holdco shall be entitled, but not obligated, to cause the Board to designate a number of Seller Holdco Board Designees to serve as members of each Committee proportional to the number of Seller Holdco Board Designees on the Board, rounded down to the nearest whole number.

(iii)    Following the date hereof, the number of individuals that Seller Holdco is entitled to designate to serve as Directors shall be equal to the percentage of the outstanding shares of Company Common Stock that is Beneficially Owned by the Seller Holdco Parties multiplied by the Total Number of Directors, rounded to the nearest whole number, subject to a maximum of three (3); provided, that so long as Seller Holdco has the right to propose for nomination two (2) or three (3) Directors, one (1) shall be independent under the rules and regulations of NASDAQ and the SEC; provided, further, that the Seller Holdco Parties shall be entitled to designate zero (0) Directors if, at any time, the Seller Holdco Parties, in the aggregate, Beneficially Own less than ten percent (10%) of the outstanding shares of Company Common Stock. Any step-down reductions in the number of individuals that Seller Holdco is entitled to designate to serve as Directors pursuant to the immediately preceding sentence or Section 2.1(b) is referred to in either case hereinafter as the “Board Stepdown.”

(c)    Resignations. In the event that the number of Seller Holdco Board Designees that Seller Holdco is entitled to appoint as Directors or members of a Committee pursuant to Section 2.1(b) is reduced and adjusted in accordance with the terms thereof, Seller Holdco shall immediately use its reasonable best efforts to cause such excess number of Seller

Holdco Board Designees to promptly tender his, her or their resignation from the Board and any applicable Committee. If the relevant Seller Holdco Board Designee does not promptly tender his, her or their resignation from the Board, such Seller Holdco Board Designee shall not thereafter be entitled to participate as a member of the Board or any applicable Committee pursuant to this Agreement, and the Board shall be entitled to take all necessary actions to promptly remove such Seller Holdco Board Designee from the Board and any applicable Committees.

(d)    Vacancies. Subject to the provisions of this Article II, including the qualification provisions in Section 2.2, in the event that a vacancy is created at any time by the death, resignation, removal, disqualification or other cause, except in the case of vacancy resulting from, or related to, the Board Stepdown, of any Seller Holdco Board Designee, including the failure of any Seller Holdco Board Designee to be elected at a meeting of stockholders of the Company, Seller Holdco shall have the right to designate a replacement to fill such vacancy (but only if Seller Holdco would be then entitled to propose such designee for nomination to the Board pursuant to Section 2.1(b)(i)), and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new Seller Holdco Board Designee who meets the Designee Qualifications, and the Company and the Board shall take, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same as soon as possible following such designation.

(e)    Assurances. The Company agrees, to the fullest extent permitted by applicable Law but subject to Section 2.2, to (i) include in the slate of nominees recommended by the Board for election at any meeting of stockholders (and in any election by written consent) called for the purpose of electing directors the applicable Person(s) proposed for nomination pursuant to this Article II, (ii) propose for nomination and recommend each such Person(s) to be elected as a Director as provided herein, and (iii) use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Board to be elected, including soliciting proxies or consents in favor thereof.

(f)    Indemnification; Expenses and Fees. The Company shall at all times provide each Seller Holdco Board Designee (in his or her capacity as a Director) with the same rights to indemnification and exculpation that it provides to other Directors. In addition, in his or her capacity as a member of the Board or any applicable Committee on which he or she formally serves as a member, such Seller Holdco Board Designee shall be entitled to receive (i) any and all applicable Director and Committee fees and compensation that are payable to the Company’s non-management Directors as part of the Company’s director compensation plan, and (ii) reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable Committee duties consistent with the Company’s expense reimbursement policy applicable to non-management Directors.

(g)    Directors’ and Officer’s Insurance. The Company shall maintain directors’ and officers’ liability insurance as determined by the Board. The Company acknowledges and agrees that any Seller Holdco Board Designees who are partners, members, employees, or consultants of Apollo Global Management, Inc. and/or any of its Affiliates (each, an “Apollo Entity”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Apollo Entity (collectively, the “Apollo Indemnitors”).

The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Organizational Documents of the Company and/or any of its Subsidiaries and/or any indemnification agreements to any Seller Holdco Board Designee in his or her capacity as a director of the Company or any of its Subsidiaries (such that the Company’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Apollo Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (i) Organizational Documents of the Company and/or any of its Subsidiaries in effect from time to time and/or (ii) such other agreement, if any, between the Company and/or any of its Subsidiaries, on the one hand, and such indemnitees, on the other hand, without regards to any rights such indemnitees may have against the Apollo Indemnitors. No advancement or payment by the Apollo Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from the Company in their capacities as directors shall affect the foregoing and the Apollo Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against the Company and/or its applicable Subsidiaries.

2.2    Qualification of Seller Holdco Board Designee.

(a)    Each Seller Holdco Board Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director:

(i)    meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii)    with respect to any Seller Holdco Board Designee who is designated to serve on a Committee, meet and comply with any requirements under applicable Law, stock exchange listing rules or the Company’s corporate governance documents for membership on such Committee;

(iii)    not be involved in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act;

(iv)    not be subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company; and

(v)    not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Competitor (unless otherwise agreed to by the Nominating and Governance Committee).

(b)    Each Seller Holdco Board Designee, as a condition to his or her initial appointment or election to the Board and any re-nomination for election to the Board, must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new or returning, as applicable, candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith; provided that (i) a determination by the Nominating and Corporate Governance Committee that a Seller Holdco Board Designee is not reasonably satisfactory shall not in any way effect or impair Seller Holdco’s rights under this Article II and (ii) in the event of such a determination, Seller Holdco shall be entitled to propose a different Seller Holdco Board Designee. Seller Holdco, in its capacity as a stockholder of the Company, on behalf of itself and other Seller Holdco Parties, and each Seller Holdco Board Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the Exchange, in each case to the same extent requested or required of other candidates for appointment or election to the Board.

The requirements set forth in this Section 2.2 are referred to, collectively, as the “Designee Qualifications.”

ARTICLE III

VOTING MATTERS

3.1    Voting Agreement. During the Standstill Period, at any annual or special meeting of stockholders of the Company (or if action is taken by written consent of stockholders of the Company in lieu of a meeting), the Seller Holdco Parties shall vote, or cause to be voted (including, if applicable, by written consent), all shares of Company Common Stock Beneficially Owned by Seller Holdco Parties:

(a)    in favor of the Board’s recommendation with respect to (i) each Director recommended by the Board for election (and against any individuals nominated to serve as a Director who are not recommended by the Board for election) and (ii) all other Routine Matters.

(b)    either in favor of the Board’s recommendation or pro rata with all other stockholders of the Company (other than the Seller Holdco Entities) with respect to any other matter submitted for a vote of the stockholders of the Company.

3.2    Quorum. During the Standstill Period, at each annual or special meeting of stockholders of the Company, the Seller Holdco Parties shall cause all of their shares of Company Common Stock Beneficially Owned by the Seller Holdco Parties to be present in person or by proxy for purposes of determining the presence of a quorum.

ARTICLE IV

ADDITIONAL COVENANTS

4.1    Transfer Restrictions.

(a)    During the Relevant Restricted Period, no Seller Holdco Party shall Transfer any of the Seller Holdco Issued Shares, other than under the following circumstances (each a “Permitted Transfer”):

(i)    a Transfer to an Affiliate of Seller Holdco that becomes a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit A;

(ii)    a Transfer (via a distribution in kind) to the equityholders of Seller Holdco that become a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit A;

(iii)    a Transfer that has previously been approved in writing by the Board or a duly authorized committee thereof;

(iv)    a Transfer to a third party pursuant to a tender offer, exchange offer, merger, consolidation, business combination or other similar transaction that is recommended by the Board and that results in all holders of the Company Common Stock having the right to exchange their Company Common Stock for cash, securities or other property (including, for the avoidance of doubt, any tender offer or exchange offer that is for less than all of the outstanding shares of Company Common Stock);

(v)    a Transfer after commencement by the Company or one of its significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company of bankruptcy, insolvency or other similar proceedings; and

(vi)    a Transfer in connection with (x) a total return swap; provided that written notice of any such total return swap, which shall include the number of shares of Common Stock underlying such total return swap, shall be provided to the Company, and that such total return swap shall not result in an increase in the voting rights of any Seller Holdco Entity, or (y) a loan or other financing arrangement, including pledging, hypothecating or otherwise granting a security interest in Company Common Stock or securities convertible into or exchangeable for such Company Common Stock to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any Transfer upon foreclosure (or in lieu of foreclosure) upon such Company Common Stock (each, a “Permitted Loan”), in each case of the foregoing clauses (x) and (y), with a counterparty that is one or more nationally recognized financial institutions; provided that, during the Relevant Restricted Period, the aggregate amount of Seller Holdco Issued Shares that may be Transferred pursuant to a Foreclosure (as defined below) in connection with a Permitted Loan shall not exceed one third (1/3) of the Seller Holdco Issued Closing Shares (such limitation, the “Foreclosure Limitation”). Nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon, or accept a Transfer in lieu of foreclosure, and sell, dispose of or otherwise Transfer the Company Common Stock mortgaged, hypothecated and/or pledged to secure the obligations of the borrower following an event of default (any of the foregoing, collectively, a “Foreclosure”) under a Permitted Loan (subject, during the Relevant Restricted Period, to the Foreclosure Limitation). Subject to the Foreclosure Limitation, in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Company Common Stock or any other collateral for any Permitted Loan, no lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing (other than, for the avoidance of doubt, Seller Holdco or its Affiliates) shall be entitled to any rights or have any obligations or be subject to any Transfer restrictions or limitations hereunder.

(b)    Until the twelve (12) month anniversary of the expiration of the Relevant Restricted Period, the Seller Holdco Parties shall only Transfer such Seller Holdco Issued Shares in a Transfer that is either:

(i)    a Permitted Transfer;

(ii)    for the 12-month period following such expiration, in compliance with the volume requirements of Rule 144(e) of the Securities Act, and following such 12-month period, without any restriction under Rule 144(e) of the Securities Act, in each case, in which the transferee is not known to be a Restricted Person; or

(iii)    pursuant to a registered offering where the applicable Seller Holdco Parties have requested or encouraged any block sale purchasers, brokers or “qualified institutional buyers” not to resell such Seller Holdco Issued Shares to Person who is known to be a Restricted Person

(c)    Any Transfer or attempted Transfer of Seller Holdco Issued Shares in violation of this Section 4.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.

(d)    Any certificates for Seller Holdco Issued Shares held by a Seller Holdco Party shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF JUNE 15, 2022, BY AND BETWEEN LIMELIGHT NETWORKS, INC. AND COLLEGE TOP HOLDINGS, INC., AS IT MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF LIMELIGHT NETWORKS, INC.

Notwithstanding the foregoing, upon the request of the applicable Seller Holdco Party, (i) in connection with any Transfer of Seller Holdco Issued Shares in accordance with the terms of this Agreement, the Company shall promptly cause the second paragraph of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer (including in connection with a Permitted Loan transaction), and (ii) following receipt by the Company of written confirmation from legal counsel reasonably satisfactory to the Company to the effect that such legend (or notation) is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the first paragraph of the legend (or notation) to be removed from any Seller Holdco Issued Shares to be Transferred in accordance with the terms of this Agreement.

4.2    Standstill. During the Standstill Period, the Seller Holdco Parties shall not, and shall direct their Affiliates not to, directly or indirectly, without the prior written consent of the Company:

(a)    acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Equity Interests of the Company (including any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value from (in whole or in part) such Equity Interests (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)) other than: (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Interests, (B) receipt of any Seller Holdco Issued Earnout Shares, or (C) pursuant to or in connection with a Permitted Transfer or a Permitted Loan; provided, that no Seller Holdco Party shall be in breach of this Section 4.2(a) as a result of the acquisition by any Seller Holdco Board Designee of any Equity Interests of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Seller Holdco Board Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Interests of the Company granted by the Company to any Seller Holdco Board Designee;

(b)    propose or make any public announcement or public offer with respect to any acquisition, merger, business combination, recapitalization, reorganization or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is approved or affirmatively recommended by the Board);

(c)    make, knowingly encourage, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any shares of Company Common Stock, or seek to advise or influence any Person with respect to the voting of, any shares of Company Common Stock (other than, in each case, in accordance with, and as permitted by, Section 3.1);

(d)    seek election to, or seek to place a representative on, the Board, or seek the removal of any member of the Board, or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company (other than with respect to (A) the election or removal of a Seller Holdco Board Designee in accordance with, and as permitted by, Section 2.1 or (B) voting (including by written consent) in accordance with, and as permitted by, Section 3.1);

(e)    call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(f)    form, join or in any way participate in a Group with respect to Equity Securities or discuss with any third party the potential formation of a Group (other than a Group consisting solely of Seller Holdco Parties);

(g)    otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company (for the avoidance of doubt, excluding any such act in their capacity as a commercial counterparty, customer, supplier or the like);

(h)    advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;

(i)    publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing activities, or knowingly take any action that a Seller Holdco Party knows would require the Company to make a public announcement regarding any of the foregoing activities; or

(j)    contest the validity of this Section 4.2;

it being understood and agreed that this Section 4.2 shall not limit (A) the ability of each Seller Holdco Board Designee to exercise his or her legal duties or otherwise act in his or her capacity as a Director or a member of a Committee, (B) the ability of a Seller Holdco Party to vote (including by written consent) or Transfer its Seller Holdco Issued Shares as permitted under the terms of this Agreement, participate in rights offerings made by the Company to all holders of Company Common Stock, receive any dividends or similar distributions with respect to any Equity Interests of the Company, or (C) a Seller Holdco Party or any of its Affiliates from making to the Board or the Chief Executive Officer of the Company any proposal regarding a strategic transaction involving the Company, which proposal is made in a confidential manner and is not reasonably expected to require the Company to make any public disclosure.

4.3    Certain Approval Rights. So long as the Seller Holdco Parties Beneficially Own at least fifty percent (50%) of the Seller Holdco Issued Closing Shares, without the prior written consent of Seller Holdco, the Company shall not:

(a)    amend the Organizational Documents of the Company or any of its material Subsidiaries in any manner that would be disproportionately adverse to Seller Holdco;

(b)    change the size of the Board; or

(c)    undertake any liquidation, dissolution or winding up of the Company.

4.4    Corporate Opportunities.

(a)    In recognition and anticipation that (i) certain directors, principals, officers, employees, members, partners and/or other representatives of Seller Holdco, any Seller Holdco Party or Apollo Entity, or of investment funds or vehicles affiliated with an Apollo Entity or any of its respective Affiliates may be Seller Holdco Board Designees and, accordingly, serve as Directors, and (ii) each of Apollo or investment funds or vehicles affiliated with Apollo may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to or compete with those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage, the provisions of this Section 4.4 are set forth to regulate and define the conduct of certain affairs of the Company and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve any Seller Holdco Party or its Affiliates and the powers, rights, duties and liabilities of the Company, its Subsidiaries, and their respective directors, officers and stockholders in connection therewith.

(b)    To the fullest extent permitted by applicable Law, the Company, on behalf of itself and each of its Subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) or business opportunity for any Seller Holdco Party, any of its Affiliates, or any of the Seller Holdco Board Designees (collectively, “Identified Persons” and, individually, an “Identified Person”) and the Company or any of its Affiliates. In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be a corporate (or analogous) or business opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall have no duty to communicate, offer or otherwise make available such transaction or other corporate (or analogous) or business opportunity to the Company or any of its Affiliates and shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any purported fiduciary duty solely by reason of the fact that such Identified Person pursues or acquires such corporate (or analogous) or business opportunity for itself, herself or himself, or offers or directs such corporate (or analogous) or business opportunity to another Person (including any Affiliate of such Identified Person).

(c)    The Company, on behalf of itself and each of its Subsidiaries, (i) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (each such entity, a “Related Company” and all such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates, (C) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement, and (D) the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, any of the Company’s stockholders or any of their respective Affiliates in any such business or as to any such opportunities.

(d)    Notwithstanding anything to the contrary in this Agreement: (i) any current Seller Holdco Board Designee and any Person who has served as a Seller Holdco Board Designee within the preceding twelve (12) months shall not (x) serve on the board of directors of any Restricted Person or (y) serve on the board of directors of any Seller Holdco Entity that owns any interest in a Restricted Person that would result in such Restricted Person becoming an Affiliate of such Seller Holdco Entity; and (ii) the Seller Holdco Parties shall not, and shall direct their Affiliates not to, acquire any interest in any Restricted Person that would result in such Restricted Person becoming an Affiliate of any Seller Holdco Entity. This Section 4.4(d) shall terminate and be of no further force or effect upon the earlier of (A) the date of termination of this Agreement in accordance with Section 6.1 and (B) the later of (I) ninety (90) days after the expiration of the Standstill Period and (II) the day after the first annual meeting of stockholders following the expiration of the Standstill Period at which Directors are elected.

4.5    Information and Access Rights.

(a)    For so long as the Seller Holdco Parties has the right under Section 2.1(b)(i) to designate or nominate any Seller Holdco Board Designee to serve on the Board, the Company shall, and shall cause its Subsidiaries to, (i) permit Seller Holdco and its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to inspect, review and/or make copies and extracts from the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (ii) upon the written request of Seller Holdco, provide Seller Holdco, in addition to other information that might be reasonably requested by Seller Holdco from time to time, (A) copies of all materials provided to the Board (or committee of the Board), (and (B) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries (all such information so furnished pursuant to this Section 4.5(a), the “Information”). Subject to Section 4.5(b), any Seller Holdco Party (and any party receiving Information from such Seller Holdco Party) who shall receive Information shall maintain the confidentiality of such Information, using the same degree of care that such Seller Holdco Party would employ with respect to its own confidential information. The Seller Holdco Parties acknowledge and agree that all of the information received by it in connection with this Agreement is of a confidential nature and may be regarded as material non-public information under Regulation FD promulgated by the SEC. The Company shall not be required to provide such portions of any Information containing attorney-client, work product or similar privileged information of the Company or other information required by the Company to be kept confidential pursuant to and in accordance with the terms of any confidentiality agreement with a third Person or applicable Law, so long as the Company has used its reasonable best efforts to enter into an arrangement pursuant to which it may provide such information to the Seller Holdco Parties without the loss of any such privilege or without violating such confidentiality obligation.

(b)    Individuals associated with the Seller Holdco Parties may from time to time serve on the Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 4.5(a)) share such information with other individuals associated with the Seller Holdco Parties who have a need to know such information for the purpose of facilitating support to such individuals in their capacity as members of the Board or such equivalent governing body or enabling the Seller Holdco Parties, as equityholders, to better evaluate the Company’s performance and prospects; provided, that such other individuals are informed about the confidential nature of such information and agree in writing to maintain the confidentiality of such information consistent with the confidentiality obligations under Section 4.5(a).

4.6    Financing Cooperation.

(a)    If requested by a Seller Holdco Party, the Company will provide cooperation (with, in each case, all reasonable, documented out-of-pocket expenses, including legal expenses, incurred by the Company in connection with the foregoing, being borne by such Seller Holdco Party) in connection with such Seller Holdco Party obtaining any Permitted Loan, including with respect to the following: (i) entering into an issuer agreement (an “Issuer Agreement”) with each lender in connection with such transactions (which agreement may include agreements and obligations of the Company relating to procedures and specified time periods for effecting transfers and/or conversions upon foreclosure, agreements to not hinder or delay exercises of remedies on foreclosure, acknowledgments regarding organizational documents and corporate policy, if applicable, and certain acknowledgments regarding the pledged Company Common Stock and securities law status of the pledge arrangements), (ii) using good faith and commercially reasonable efforts to (A) remove any restrictive legends on certificates representing pledged Company Common Stock and depositing any pledged Company Common Stock in book entry form on the books of The Depository Trust Company, in each case when eligible to do so or otherwise as agreed with the transfer agent (and providing any necessary indemnities to the transfer agent in connection therewith) or (B) without limiting the generality of clause (A), if such Company Common Stock is eligible for resale under an exemption for sale under the Securities Act, including Rule 144 thereunder, depositing such pledged Company Common Stock in book entry form on the books of The Depository Trust Company or other depository with customary representations and warranties from the applicable Seller Holdco Party or its applicable Affiliates regarding compliance with securities Laws, (iii) if so requested by such lender or counterparty, as applicable, re-registering the pledged Company Common Stock in the name of the relevant lender, agent, counterparty, custodian or similar party to a Permitted Loan, with respect to Permitted Loans solely as securities intermediary and only to the extent Seller Holdco or its Permitted Transferees (or its or their Affiliates) continue to beneficially own such pledged Company Common Stock, (iv) entering into customary triparty agreements with each lender and Seller Holdco (and its Permitted Transferees and its and their Affiliates) relating to the delivery of the Company Common Stock to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price including a right for such lender as a third party beneficiary of the Company’s obligations hereunder and (v) such other cooperation and assistance as Seller Holdco and its Permitted Transferees may reasonably request in writing (which cooperation and assistance, for the avoidance of doubt, shall not include any requirements that the Company deliver information or compliance certificates typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of the Company’s business.

(b)    Seller Holdco shall indemnify and hold harmless the Company and its Affiliates and all Representatives of any of the foregoing from and against any and all fees, costs and expenses (including reasonable out-of-pocket legal and accounting fees and expenses), judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by them in connection with the arrangement and consummation of any Permitted Loan or providing any of the information utilized in connection therewith, except (i) any information concerning the Company or any of its Affiliates provided by the Company or any of its Affiliates or Representatives or (ii) to the extent any of the foregoing was suffered or incurred as a result of the gross negligence, Fraud, intentional misrepresentation, bad faith, or willful misconduct of, any such Persons.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of the Company. The Company hereby represents and warrants to Seller Holdco as follows as of the Effective Date:

(a)    The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement.

(b)    The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) the Organizational Documents of the Company, or (z) any Contract to which the Company is a party.

(c)    The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Seller Holdco, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.2    Representations and Warranties of Seller Holdco. Seller Holdco hereby represents and warrants to the Company as follows as of the Effective Date:

(a)    Seller Holdco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller Holdco has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)    The execution and delivery by Seller Holdco of this Agreement and the performance by Seller Holdco of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) its Organizational Documents, or (z) any Contract to which it is a party.

(c)    The execution and delivery by Seller Holdco of this Agreement and the performance by Seller Holdco of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly executed and delivered by Seller Holdco and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Seller Holdco, enforceable against it in accordance with its terms, subject to Enforceability Exceptions.

(d)    None of the Seller Holdco Entities owns any Voting Securities (without giving effect to the Seller Holdco Issued Closing Shares).

5.3    No Other Representations and Warranties. Each of the Company and Seller Holdco hereby acknowledges and agrees that except for the express representations and warranties set forth in this Article V, the Stock Purchase Agreement or any other Ancillary Agreement, (a) neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby and thereby, and (b) neither party hereto has relied on any representation or warranty, whether express or implied, with respect to any information furnished by the other party hereto or any Person acting on its behalf in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby and thereby.

ARTICLE VI

GENERAL PROVISIONS

6.1    Termination. This Agreement shall terminate automatically upon the dissolution of the Company (unless the Company (or its successor) continues to exist after such dissolution, whether incorporated in Delaware or another jurisdiction). Any Seller Holdco Party who disposes of all of its Seller Holdco Acquired Shares shall automatically cease to be a party to this Agreement and have no further rights or obligations hereunder as a Seller Holdco Party.

6.2    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

if to the Company:

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, AZ 85281

Attn:

Email:

with a copy (not constituting notice) to:

Goodwin Procter LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention: Joshua Zachariah

     Nathan Hagler

E-mail:              jzachariah@goodwinlaw.com

     nhagler@goodwinlaw.com

if to Seller Holdco:

College Top Holdings, Inc.

One Manhattanville Road, Suite 201

Purchase, NY 10577

Attn:

Email:

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Taurie Zeitzer

   Justin Rosenberg

E-mail: tzeitzer@paulweiss.com

    jrosenberg@paulweiss.com

6.3    Amendment; Waiver. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.4    Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

6.5    Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Seller Holdco Party to any Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit A to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.

6.6    Third Parties. Except for Section 2.1(f), Section 2.1(g) and Section 4.4, which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof

6.7    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)    This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 6.2.

(b)    EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.7. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 6.7 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

6.8    Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity or otherwise. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement.

6.9    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

6.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.11    Headings. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

6.12    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

6.13    Certain Adjustments of Company Common Stock. Notwithstanding anything contained herein, the parties hereto hereby agree that if, following the execution of this Agreement, the number of outstanding shares of Company Common Stock is increased or decreased or changed into a greater or fewer number or a different class of shares, including by reason of any reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any other similar event that would have the effect of changing the Seller Holdco Parties’ ownership of Company Common Stock or other Equity Interests of the Company, then each provision herein that relates to or references a Seller Holdco Party’s or any of their respective Affiliates’ holding, ownership or Beneficial Ownership of

Company Common Stock (including with respect to the Seller Holdco Issued Shares) shall be automatically adjusted without any further action by any Person to fully reflect the appropriate effect of such increase or decrease in the number of outstanding shares of Company Common Stock or such change into a greater or fewer number or a different class of shares, as applicable.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LIMELIGHT NETWORKS, INC.

By:	/s/ Robert Lyons
Name:	Robert Lyons
Title:	Chief Executive Officer

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COLLEGE TOP HOLDINGS, INC.

By:	/s/ Monica Mijaleski
Name:	Monica Mijaleski
Title:	Chief Financial Officer and Treasurer

[Signature Page to Stockholders Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement, dated as of June 15, 2022 (the “Stockholders Agreement”), by and between the Company and Seller Holdco. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

WHEREAS, on the date hereof, the Joining Party is acquiring shares of Company Common Stock from [•] (the “Transferred Shares”); and

WHEREAS, the Stockholders Agreement requires the Joining Party, as a condition to becoming a holder of the Transferred Shares, to agree in writing to be bound by the terms of the Stockholders Agreement, and the Joining Party agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.    Agreement to be Bound. The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders Agreement and a “Seller Holdco Party” as if it had executed the Stockholders Agreement as of the date hereof. The Joining Party hereby ratifies, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement, in each case as of the date hereof. The Joining Party hereby represents and warrants to the Company that, as of the date hereof, it is a Permitted Transferee and the representations and warranties set forth in Section 5.2 are true and correct as if the Joining Party were Seller Holdco.

2.    Notice. For purposes of Section 6.2 of the Stockholders Agreement, the Joining Party’s address is:

[●]

[●]

[●]

Attention: [●]

Fax: [●]

with a copy (not constituting notice) to:

[●]

[●]

[●]

Attention: [●]

Fax: [●]

3.    Headings and Captions. The headings and captions contained in this Joinder Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Joinder Agreement or the intent of any provision hereof.

4.    Counterparts. This Joinder Agreement may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Joinder Agreement (or amendment, as applicable).

5.    Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [●]

[NAME OF JOINING PARTY]
By:
Name:	[●]
Title:	[●]

ACCEPTED AND AGREED:

[●]

By:
Name:	[●]
Title:	[●]

EXHIBIT B

[****]